Sheet1

ML Short-Term Global Income Fund, Inc.
File Number: 811-6089
CIK Number: 862681
For the Period Ended: 12/31/2001

Pursuant to Exemptive Order No. IC-15520 dated June 12, 1992 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended December 31, 2001.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

02/02/2001	$3,000	Hertz Corporation	5.42%	05/02/2001
09/10/2001	1,750	Intl Finance Corporation	4.50	08/14/2002
09/10/2001	3,000	General Electric Capital Corp.	6.50	09/27/2002
09/26/2001	2,294	KFW International Corporation	6.75	01/14/2003

Last Updated on 02/28/2002
By Karen Lang